Contact: Anne-Marie Megela
Vice President, Investor and Media Relations
1.800.2GEVITY (1.800.243.8489), x4672
annemarie.megela@gevity.com
Exhibit 99.1
GEVITY PROVIDES UPDATE ON 2006 GUIDANCE AND MULTI-LAYER
GROWTH STRATEGY

BRADENTON, FL, September 18, 2006 — Gevity (NASDAQ: GVHR), the leading provider of a comprehensive insourced employment management solution, announced today an update to its 2006 guidance.
At the beginning of 2006, Gevity embarked on a ‘multi-layer’ growth strategy consisting of a multitude of parallel efforts designed to generate a greater percentage of profits from professional service fees while simultaneously accelerating growth in the number of client employees served. As the year progresses, not all of these efforts are contributing to the company’s targeted performance acceleration at planned levels. Although growth rates in revenues and adjusted net earnings are anticipated to increase above previous year’s levels and the fee component of gross profit is significantly improving, the company believes it is prudent to provide an update to its guidance for the remainder of 2006.
Of the individual components of the multi-layer growth strategy, two in particular have not yet yielded the desired results: the introduction of health carrier choice and the expansion of the mid-market portfolio, which, in both cases translates into a lower than anticipated growth in the number of client employees served at this stage of the strategy implementation. In contrast, the strategic components aimed at achieving risk neutrality combined with the associated improvement in the quality of gross profit, have yielded the planned results to date. As such, the company believes that the update of its 2006 guidance reflects a timing issue and remains committed to its previously communicated long-term performance standards for 2007 through 2010.
“While we have made significant progress in increasing the quality of earnings and at the same time, growth in revenues and adjusted income have accelerated above previous year’s levels, not all aspects of our multi-layer growth strategy are contributing as planned yet,” commented Erik Vonk, Gevity’s Chairman and Chief Executive Officer. “We believe that the delay in further growth acceleration is temporary and can primarily be attributed to two initial challenges. The first is in reference to the pricing aspect of our new multi-carrier health benefit choice program; the second is a longer than anticipated sales cycle in the mid-market.”
Mr. Vonk concluded, “The updated guidance we have provided today does not in any way diminish our commitment to the core tenets of our multi-layer growth strategy. Rather, we remain confident that our strategy will drive profitable growth for our business, in line with our long-term performance standards going forward.”

Updated Guidance
Based on the ranges of updated guidance below, Gevity expects full year 2006 adjusted diluted earnings per share of at least $1.31 on 27.0 million shares outstanding, representing at least a 9% increase compared to adjusted diluted earnings per share of $1.20 on 28.5 million shares outstanding in 2005. Previous guidance for adjusted diluted earnings per share guidance was $1.43 to $1.47 on 27.2 million shares outstanding. Quarterly and full year details are below:

	3Q 2006		4Q 2006		Full Year Growth
	Current	Previous	Current	Previous	Current	Previous
Revenues	$158 - $162 million	$169 - $179 million	$167 - $177 million	$183 - $193 million	8% - 10%	12% - 15%

Gross Profit	$48.5 - $50.0 million	$53 - $57 million	$50.5 - $54.5 million	$57 - $61 million	1% - 4%	7% - 11%

Adjusted Operating Expenses	$37.5 - $38.5 million	$38 - $40 million	$38 - $40 million	$40 - $42 million	3% - 5%	4% - 7%

Adjusted Diluted EPS	at least $0.27	$0.36 - $0.38	at least $0.38	$0.41 - $0.43	at least 9%	19% - 23%

Net Client Employee Growth (compared to prior year period)	1% - 1.5%	6% - 11%	1% - 2%	10% - 15%	1% - 2%	10% - 15%

Effective Tax Rate	37%	37.5%	27%	37.5%	na	na
Quarterly gross profit guidance excludes the likely positive impact from any reduction in prior years’ workers’ compensation loss estimates based upon continued favorable 2006 claims development. The percentage of gross profit from professional service fees in 2006 is expected to be at least 80% compared to 72% in 2005, demonstrating higher earnings quality. The guidance also assumes seasonal attrition from annual benefits enrollment. The guidance for growth in adjusted operating expenses and adjusted diluted earnings per share includes the impact in 2005 of $4.6 million ($0.11 per diluted share) of stock compensation expense recognized on a pro forma basis in accordance with Statement of Financial Accounting Standards No. 123. The impact from a reinsurance contract loss, which was $4.65 million or $0.10 per diluted share in the second quarter of 2006, is excluded. See “Use of Non-GAAP Financial Measures.”
Factors to keep in mind that could affect actual results include amount and timing of new client production and client attrition, pricing, number and cost of insurance claims and fluctuations in operating expenses.

Growth Strategy Update

 Intra Market
Embedded in the company’s historic business model was the pricing and collection of health benefit revenues below comparable retail rates. In support of the company’s insurance neutrality strategy, this historical approach has had to be replaced by a retail pricing methodology with the introduction of multi-carrier choice. Implementing this method for new business in tandem with the overall market trend of rising health care costs has created an initial price increase that has taken more time to overcome than originally planned. The benefit of offering clients more healthcare choices provides Gevity with a competitive advantage that will enhance sales opportunities. The company is working closely with its health care insurance carriers to bring to market a broad array of attractive products at competitive prices.

 Mid-Market
The company remains committed to its current mid-market clients and growth initiative. Since launching the new mid-market growth initiative at the end of 2005 the mid- market team has developed a healthy prospect pipeline. The sales cycle with prospective clients is longer than originally anticipated, and therefore, the company’s revised guidance excludes any mid-market sales that are in its pipeline.

 Intra Client
As expected, the client outreach campaign, which was completed earlier this year, has contributed to improved earnings quality to date, while promoting the increasing value of Gevity’s solution to its clients.
However, for the second half of the year, expected gross profit from existing clients will be lower than originally anticipated. As a result of the higher health benefit rates described above, appropriate adjustments were required, in select cases, to the total delivered price in order to facilitate client retention and acquisition.

 New Markets
Plans for office openings in 2006 and 2007 remain on track. As reported previously, the company expects to open four new full service offices in 2006: Chicago, Charlotte, Austin and San Antonio. The Chicago office opening is scheduled for September 28th. Office openings are also planned for 2007 at an average pace of one per month.

Earnings Quality
As the following chart demonstrates, professional service fees in 2006 are expected to grow compared to 2005, both in amount and as a percentage of gross profit. Also, adjusted earnings per share derived from current year operations, as opposed to contributions from reductions in prior years’ workers’ compensation loss estimates are expected to significantly grow.
Stock Repurchase Plan
To date, the company has repurchased 718,308 shares at a total cost of $17.1 million against the one million share repurchase plan authorized in February of 2006. As previously announced, the company’s Board recently authorized an additional $75 million share repurchase plan. The company will continue to vigorously pursue any opportunities to purchase shares when the value of the stock does not fully reflect the company’s performance and prospects for the future.
Conference Call
Gevity will host a conference call to discuss this updated guidance with the investment community today at 10:30 a.m. Eastern Time. To participate in the call, dial (866) 617-6634 in the U.S. and Canada. Dial (706) 679-0889 internationally. Ask for the Gevity conference call and provide the following pass code: 6567645. Allow five to ten minutes before 10:30 a.m. Eastern Time to secure the line. Listen to the call live at http://www.videonewswire.com/event.asp?id=35710. Allow five to ten minutes before 10:30 a.m. Eastern Time to register (Minimum requirements to listen to broadcast: The Windows Media Player software, downloadable free from Media Player and at least a 28.8 KBPS connection to the Internet). If you are unable to listen to the live call, audio will be archived on the Gevity website. To access the replay, visit the News Releases section of the Investor Relations page of www.gevity.com for a copy of this release, and click on the link above.
Third Quarter Earnings Call
The company will discuss its complete third quarter 2006 results during a live conference call and webcast on Thursday, October 26, 2006 at 10:30 a.m. Eastern Time. To participate in the call, dial (866) 617-6634 in the U.S. and Canada. Dial (706) 679-0889 internationally. Ask for the Gevity conference call and provide the following pass code: 5514979. Allow five to ten minutes before 10:30 a.m. Eastern Time to secure the line. Listen to the call live at http://www.videonewswire.com/Gevity/35505/event.html. Allow five to ten minutes before 10:30 a.m. Eastern Time to register (Minimum requirements to listen to broadcast: The Windows Media Player software, downloadable free from Media Player and at least a 28.8 KBPS connection to the Internet). If you are unable to listen to the live call, audio will be archived on the Gevity website. To access the replay, visit the Investor Relations section of gevity.com.
Use of Non-GAAP Financial Measures
This press release presents 2005 operating expenses and diluted earnings per share growth as adjusted for stock compensation expense. Gevity adjusted the results for 2005 by giving effect to $4.6 million ($0.11 per diluted share) of stock compensation expense recognized on a pro forma basis in accordance with Statement of Financial Accounting Standards No. 123, “Accounting for Stock Based Compensation.” The company adopted Statement of Financial Accounting Standards No. 123R, “Share-based Payment” (“SFAS 123R”) January 1, 2006 using the modified prospective application of transition and therefore has not restated prior results. This release also presents 2006 anticipated operating expense and diluted earnings per share as adjusted for a $4.65 million ($0.10 per diluted share) reinsurance contract loss recorded in the second quarter of 2006.
The company has included non-GAAP financial information for 2005 and 2006 because it believes generally that such information provides management and investors a more complete and transparent understanding of Gevity’s results and trends and allows management and investors to compare the actual GAAP results for 2006 on a consistent basis with the prior period. In particular, the adjustment for stock compensation expense was made to provide a more complete understanding of the trends between 2005 and 2006 in light of the fact that SFAS 123R was a new accounting pronouncement that was effective January 1, 2006. The adjustment for a reinsurance contract loss was provided because Gevity believes that this was a one-time loss due to the unusual nature of the liquidation proceedings pertaining to the Bermuda reinsurer. The non-GAAP financial information provided in this press release may not be the same as similarly titled measures used by other companies, should not be construed as alternatives to their nearest GAAP equivalents and should be only used in conjunction with results reported in accordance with GAAP.
About Gevity
Gevity helps clients increase profits, grow sales and improve customer satisfaction through our comprehensive employment management solution. We serve as the insourced human resource department to small- and medium-sized businesses nationwide. Our unique approach integrates three key drivers of business success: workforce alignment, administrative relief and business protection. We deliver our solution through our innovative people, processing and portal approach, combining the resources of our highly skilled human resource consultants and our scalable, Web-enabled technology platform.
A copy of this press release can be found on the company’s Web site at www.gevity.com.
Pursuant to the Private Securities Litigation Reform Act of 1995, the company is hereby providing cautionary statements to identify important factors that could cause the company’s actual results to differ materially from forward-looking statements contained in, or implied by, this press release.
Forward-looking statements are those that express expectations, beliefs, plans, objectives, assumptions or future events or performance that are not historical facts. They are often expressed through the use of words or phrases such as “will result,” “are expected to,” “anticipated,” “plans,” “intends,” “will continue,” “estimated,” “projection,” “forecast” and similar expressions. The results or events contemplated by forward-looking statements are effected by known and unknown risks that may cause the actual results of the company to differ materially from any future results expressed or implied by such forward-looking statements. Many of these risks are beyond the ability of the company to control or predict, such as risks relating to the following: to the company’s guidance for 2006, including the challenges to achieving the company’s growth strategy in general, gaining new client employees while passing on increased pricing, increasing professional service fees, resolving issues with the multi-carrier choice program, penetrating the middle market and opening new geographic offices, and its long-term performance standards for 2007 through 2010, our dependence on technology services, the adequacy of our insurance-related loss reserves, the availability of insurance coverage for workers’ compensation and medical benefits, damage due to hurricanes and other natural disasters, risks inherent in our acquisition strategy, our dependence on third party technology licenses, our dependence on key personnel, qualified service consultants and sales associates, fluctuations in our quarterly results and sustaining our growth, variability in health insurance claims, state unemployment tax rates and workers’ compensation rates, liabilities resulting from our co-employment relationship with our clients, credit risks of our large clients, short termination provisions in our professional services agreements, our geographic market concentration, collateral requirements of our insurance, regulatory compliance, Internet and related security risks, potential liabilities due to potentially being an “employer” due to ERISA and tax regulations and litigation, challenges to expansion due to varying state regulatory requirements, competition and risks relating to recovering insurance premiums paid to a Bermuda reinsurance company. These and other factors are described in the company’s filings with the Securities and Exchange Commission, including under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Annual Report on Form 10-K. Any forward-looking statement speaks only as of the date on which such statement is made. The company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made.